                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

   Date of Report (Dated of earliest event reported)      March 13, 1998


                             Resource America, Inc.
             (Exact name of registrant as specified in its charter)


         Delaware                  0-4408                  72-0654145
    (State of incorporation       (Commission              (I.R.S. Employer
   or organization)              File Number)            Identification No.)


              1521 Locust Street, 4th Floor Philadelphia, PA 19102
              ----------------------------------------------------
               (Address of principal executive offices) (Zip code)


   Registrant's telephone number, including area code (215)546-5005
                                                      --------------

           Item 5     Other Events

         On March 13, 1998, the Company and Resource Asset Investment Management, a real estate investment trust sponsored by the Company ("RAIT"), jointly purchased a defaulted loan in the original principal amount of $80.0 million plus accrued fees, restructuring charges, interest and costs (the "Loan"), from Dai-Ichi Kangyo Bank, Limited, New York Branch (the "Seller"). The purchase price of the Loan was $85.5 million, $75.5 million of which was contributed by the Company and $10.0 million of which was contributed by RAIT. The rights and interests of the Company and RAIT with respect to the Loan are set forth in a Participation Agreement, the terms of which are described below. The Company holds legal title to the Loan. There can be no assurance that the Company will realize the full outstanding amount of the Loan.

         The Loan is secured by a first priority mortgage lien on an office building known as the "Evening Star Building" located at 1101 Pennsylvania Avenue, N.W., Washington, D.C. (the "Property"). The Property has been valued by an independent valuation firm at not less than $90.0 million. Such valuation is only an estimate of value and should not be relied upon as a precise measure of market value. As part of the purchase of its interest in the Loan, the Company received an assignment of all of the Seller's rights against the borrower under the Loan (the "Bankruptcy Rights") pursuant to the bankruptcy plan of reorganization (the "Plan") governing the Property. The Bankruptcy Rights include the right to appoint a liquidating agent to manage, control and take possession of the Property; the right to receive all net cash flow from the Property; the right to approve leases and all other material contracts related to the Property; and the right, but not the obligation, to cause title to the Property to be transferred on or before June 30, 1998.

         In addition to paying its portion of the purchase price of the Loan, the Company incurred closing costs of approximately $3.0 million, comprised of certain expenses that the Plan required the holder of the Loan to pay. Approximately $1.5 million of these closing costs was paid into an escrow account. In the event title to the Property is transferred, the $1.5 million will be delivered to the borrower pursuant to the Plan.

         Financing for the Company's purchase of its interest in the Loan was provided by a loan, in the principal amount of $55.0 million, from Merrill Lynch Capital Mortgage Inc. (the "Senior Financing"). The Senior Financing bears interest at LIBOR plus 2.5% until September 9, 1998, and at LIBOR plus 4.0% from September 10, 1998 until July 1, 1999, when the Senior Financing matures.

The Company is currently seeking 10-year, fixed rate financing to replace the Senior Financing, and anticipates (although there can be no assurance) closing on such financing before September 10, 1998. The Company incurred fees and expenses of approximately $950,000 in connection with the Senior Financing.

         RAIT's participation interest in the Loan entitles it to receive (i) distributions from the monthly net cash flow of the Property, after monthly debt service payments on the Senior Financing, in an amount sufficient to pay interest on its $10.0 investment at 10% per annum and (ii) the first $10.0 million of principal payments from the Loan after the prior repayment of the Senior Financing. In addition, RAIT received advance interest of approximately $510,000.


           Item 7(c)  Exhibits.

2.1 Agreement for Purchase and Sale between the Company and Dai-Ichi Kangyo Bank, Limited, New York Branch

2.2 Amendment to Agreement for Purchase and Sale among the Company, Dai-Ichi Kangyo Bank, Limited and Resource Properties XLIX, Inc.

2.3 Secured Loan Agreement between Resource Properties XLIX, Inc. and Merrill Lynch Mortgage Capital Inc.

2.4   $55,000,000 Promissory Note to Merrill Lynch Mortgage Capital Inc.

2.5 Pledge and Security Agreement between Resource Properties XLIX, Inc. and Merrill Lynch Mortgage Capital Inc.

2.6 Stock Pledge Agreement between Resource Properties, Inc. and Merrill Lynch Mortgage Capital Inc.

2.7 Guaranty of Recourse obligations between the Company and Merrill Lynch Mortgage Capital Inc.

2.8 Hazardous Waste Guaranty and Indemnification Agreement between the Company and Merrill Lynch Mortgage Capital Inc.

2.9 Participation Agreement between Resource Properties XLIX, Inc. and RAIT Partnership, L.P.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             RESOURCE AMERICA, INC.


                                             By: /s/ Steven J. Kessler
                                                 ------------------------------
                                                 Steven J. Kessler
                                                 Chief Financial Officer